                                                                  EXHIBIT 10(nn)

                      REVOLVING LOAN MODIFICATION AGREEMENT

         THIS REVOLVING LOAN MODIFICATION AGREEMENT is made effective as of the 28th day of December, 2002 by and between FLEET NATIONAL BANK (F/K/A SUMMIT
BANK), a national banking association organized and existing under the laws of the United States of America with an address at 208 Harristown Road, Glen Rock, New Jersey 07452 (the "Bank") and MERRIMAC INDUSTRIES, INC., a Delaware corporation, with an address at 41 Fairfield Place, West Caldwell, New Jersey 07006 (the "Borrower').

         WHEREAS, the Bank and the Borrower entered into a certain loan arrangement (the "Loan Arrangement") on December 23, 2002, whereby the Bank extended to the Borrower a certain credit facility in the principal amount not to exceed Three Million Seven Hundred Eighty Thousand Dollars ($3,780,000.00);

         WHEREAS, as a condition to the Bank making certain additional accommodations to the Borrower in connection with the Loan Arrangement the Borrower has agreed and is required to, among other things, execute this Agreement; and

         WHEREAS, this Agreement is being entered into to (i) reduce the aggregate principal amount available to the Borrower under the Loan Arrangement to One Million Dollars ($1,000,000.00), (ii) extend the maturity date to January 31, 2004, (iii) modify certain financial covenants, and (iv) make certain other amendments and modifications to the Loan Documents (as defined herein).

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by the Bank and the Borrower that the Loan Documents (as defined herein) are amended as follows:

         1. LOAN DOCUMENTS. Reference is made to the Loan Arrangement between the Bank and the Borrower evidenced by, among other documents, instruments, and agreements, the following:

(i) a certain Third Amended and Restated Revolving Credit Note dated December 23, 2002, in favor of Bank in the original principal amount of the lesser of Three Million Seven Hundred Eighty Thousand ($3,780,000.00) Dollars, or the aggregate unpaid principal amount outstanding on June 30, 2003 (the "Note"); and

(ii) a certain Third Amended and Restated Credit and Security Agreement dated December 23, 2002, by and between Bank and Borrower (the "Loan Agreement").

         The Note and Loan Agreement together with any and all other instruments, documents contracts or agreements which evidence, secure or otherwise relate to the Borrower's obligations with respect to the Loan Arrangement, all as modified by any prior amendment agreements are herein collectively referred to as the "Loan Documents." All capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning ascribed in the Loan Agreement.

         2. AMENDMENTS TO LOAN AGREEMENT. The parties hereto agree to make the following changes to the Loan Agreement:

         (a) SECTION 2.1 is hereby deleted in its entirety and replaced with the following:

                  "2.1. FACILITIES AND AMOUNTS. Subject to the Borrowing Base limitations set forth in Section 2.8, the Bank will make a loan (THE "LOAN") in the maximum amount of One Million Dollars ($1,000,000.00) (THE "LOAN AMOUNT"), the proceeds of which will be advanced to and repaid by the Borrower in accordance with the terms and conditions set forth herein, and will be used by the Borrower to finance its internal working capital requirements in the ordinary course of business. The Borrower may repay and re-borrow under the Loan on or after the Closing and prior to the Loan Maturity Date (as hereinafter defined); provided, however, that the aggregate amount outstanding under the Loan may not, at any time, exceed the lesser of the Borrowing Base or Loan Amount."

         (b) SECTION 2.2. is hereby deleted in its entirety and replaced with the following:

                  "2.2 AVAILABILITY. Subject to the Borrowing Base limitations set forth in Section 2.8, the Bank will advance the proceeds of the Loan to the Borrower, from time to time, as requested by the Borrower, prior to the Loan Maturity Date; provided, however, the aggregate outstanding advances on the Loan shall not at any time exceed the lesser of the Borrowing Base or Loan Amount.

         (c) SECTION 2.4(a) is hereby deleted in its entirety and replaced with the following:

                  "Maturity. The Loan will mature on January 31, 2004 (the "LOAN MATURITY DATE"), at which time all amounts outstanding under the Loan and unpaid interest thereon will automatically be due and payable. If, at any time, the aggregate principal amount of indebtedness outstanding under the Loan exceeds the Loan Amount or then applicable Borrowing Base, then the Borrower shall immediately and automatically repay the principal to the Bank in immediately available funds to reduce the aggregate principal amount outstanding thereon to an amount equal to the lesser of the Borrowing Base or Loan Amount."

         (d) A new sentence shall be added at the end of SECTION 2.6 that shall read as follows:

                  "Notwithstanding anything to the contrary contained herein, Bank shall not be required to make or honor any Loan Advance Request unless and until Borrower provides Bank with a Borrowing Base Certificate that is current through the day immediately preceding such Loan Advance Request."

         (e) A new SECTION 2.7 is hereby added to the Loan Agreement as follows:

                  "2.7 LIMITS ON LOAN; OVERADVANCES. The aggregate principal amount of the Loan outstanding under this Agreement at the end of any monthly accounting period shall not (i) exceed the Borrowing Base at the end of said period, or (ii), if added to the principal amount of a Loan Advance Request, exceed the then-applicable Borrowing Base. If the aggregate balance of the Loan outstanding at the end of any monthly period shall exceed the then applicable Borrowing Base, the Borrower shall forthwith pay such excess amount to the Bank, and the Bank may, without prior notice to the Borrower, charge any deposit account of Borrower with the Bank in order to effect such payment."

         (f) A new SECTION 2.8 is hereby added to the Loan Agreement as follows:

                  "2.8 BORROWING BASE CERTIFICATE. The Borrower shall furnish to the Bank not later than fifteen (15) Business Days following the end of each monthly accounting period a Borrowing Base Certificate (in the form of attached hereto as Exhibit A) completed and signed by the Borrower's Chief Executive Officer and Chief Financial Officer. The Borrowing Base shown on such Certificate shall be as of the last day of said monthly accounting period and shall be in effect until the fourteenth day of the second succeeding monthly accounting period or until another Borrowing Base Certificate is furnished to the Bank, whichever occurs first."


         (g) SECTION 5.2(c) is hereby deleted in its entirety and replaced with the following:

                  "(c) Within forty-five (45) days of the end of each fiscal quarter, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and any other reports filed with or filings made with the Securities and Exchange Commission. With respect to financial statements included in the reports on Form 10-Q, both the Chief Executive Officer and Chief Financial Officer of the Borrower shall certify same to be complete and correct, which certificate shall include a statement (i) of their examination (which shall include a review of the relevant provisions of this Agreement), (ii) that the Company is in compliance with all financial covenants contained in this Agreement, and (iii) indicating whether their examination has disclosed the existence of any condition or event which constitutes an Event of Default, and, if so, specifying the nature and period of existence thereof."

         (h) SECTION 5.2(d) is hereby deleted in its entirety and replaced with the following:

                  "(d) Within fifteen (15) days of the end of each month (for each month under this Agreement), an accounts recivable and accounts payable aging report in a form reasonably satisfactory to Bank."

         (i) A new SECTION 5.2(g) is hereby added to the Loan Agreement as follows:

                  "(g) Within thirty (30) days of the end of each month, monthly prepared management financial statements (which shall include a balance sheet and income statement) which contain a comparison of actual financial results to budgeted amounts for the Borrower (excluding Filtran), prepared using principles consistent with Borrower's historical financial statements, together with appropriate details and a statement of underlying assumptions."

         (j) A new SECTION 5.16 is hereby added to the Loan Agreement as follows:

                  "5.16 CERTIFICATES AS TO COLLATERAL. The Borrower shall deliver to Bank, within thirty (30) days of the end of each fiscal quarter, a certificate from both the Chief Executive Officer and Chief Financial Officer of the Borrower, which certificate shall include a statement (i) of their examination of the Collateral, and (ii) setting forth whether any of the Collaterall has been removed or transferred from the location set forth on Schedule 3.2(a) and, if so, setting forth the exact dates and locations where such collateral was moved or transferred, and (iii) indicating whether their examination has disclosed the existence of any condition or event which constitutes a breach of the terms under Section 3.2, and, if so, specifying the nature and date(s) of such breach. Notwithstanding the foregoing, Borrower expressly acknowledges that, as contemplated by Section 3.2, Borrower is prohbited from transferrring, removing or disposing of any Collateral (including, without limitation, transferring Collateral to the Costa Rica Facilities) without the express written consent of Bank."

         (k) A new SECTION 5.17 is hereby added to the Loan Agreement as follows:

                  "5.17 EXAMINATIONS BY BANK. Without limiting any of Bank's other rights under this Agreement, Borrower shall permit the Bank or any Persons designated by it to conduct one (1) field examination of Borrower (for all of the loans between Bank and Borrower) within each three (3) month period at the Borrower's expense. In connection with such field exams, the Persons designated by the Bank may call at the Borrower's places of business at any reasonable times, and, without hindrance or delay, inspect Collateral and inspect, audit, check and make extracts from the Borrower's `books, records, journals, orders, receipts and any correspondence and other data relating to the Borrower's businesses, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning such Borrower's businesses as the Bank may consider reasonable under the circumstances. The Bank, through its officers, employees or agents shall have the right, at any time and from time to time, in Borrower's name (or the Bank's name after the occurrence of an Event of Default), to verify the validity, amount or any other matter relating to any of Borrower's Accounts, by mail. The Borrower authorizes the Bank to discuss the affairs, finances and business of Borrower with any officers, employees or directors of Borrower and to discuss the financial condition of Borrower with Borrower's independent public accountants. Any such discussions shall be without liability to the Bank or to Borrower's independent public accountants. Borrowers shall reimburse the Bank for all expenses, plus all out-of-pocket costs incurred by the Bank in conjunction with such field exams hereunder, and, for other fees, costs and expenses incurred by the Bank in the exercise of any of its other rights hereunder. All such fees, costs and expenses shall constitute Obligations hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder."

         (l) SECTION 6.15 is hereby deleted in its entirety and replaced with the following:

                  "6.15 FINANCIAL COVENANTS. The Borrower shall comply with the following financial covenants, unless the prior written consent of the Bank is obtained:

                  (a) Maximum Leverage Ratio. The Leverage Ratio shall not exceed 1.10:1. at the end of any quarter-annual period during the Borrower's fiscal year;

                  (b) Fixed Charge Coverage Ratio. Except as otherwise set forth in this Section 6.15(b), commencing with the fiscal quarter ending on or about December 28, 2002 and at the end of each fiscal quarter thereafter, the Fixed Charge Coverage Ratio shall not be less than 1.75:1.00. Notwithstanding the foregoing, the Fixed Charge Coverage Ratio shall not be (i) less than 1.60:1.00 at the end of the fiscal quarter ending on or about June 28, 2003, and (ii) tested for compliance for the fiscal quarter ending on or about March 29, 2003; and

                  (c) Minimum Tangible Net Worth. As and at each date listed in the table below, the Tangible Net Worth shall not be less than the amount set forth opposite such date in said table:


                                                      Tangible
                        Testing Date                 Net Worth
                        ------------                 ---------
                           3/29/03                 12,936,000.00
                           6/28/03                 12,594,000.00
                           9/27/03                 12,623,000.00
                           1/03/04                 12,605,000.00
                 (end date of each subsequent      12,605,000.00
                       fiscal quarter)

                  (d) The Borrower's negative net income, if any, for the fiscal quarter ending on or about March 29, 2003 shall not exceed the sum of Four Hundred Thousand Dollars ($400,000.00).

                  (e) Except as otherwise set forth above, each of the foregoing financial covenants will be tested for compliance at the end of each fiscal quarter, and the Borrower will report its compliance or non-compliance therewith to the Bank in the manner and as required by
         Section 5.2(c) of this Agreement.


         (m) SCHEDULE 1 DEFINITIONS. The following new definitions shall be added:

                  "ACCOUNT" shall have the meaning assigned to such term in the New Jersey Uniform Commercial Code (N.J. Rev. Stat. ss.12A 1-101 et. seq.), as the same may be in effect from time to time.

                  "BORROWING BASE CERTIFICATE" means the certificate contemplated by Section 2.9 prepared by the Borrower and containing such information as the Bank may require with respect to the computation of the Borrowing Base.

                  "BORROWING BASE" means at any time an amount equal at the date of determination to the sum of seventy percent (70%) of the Eligible Accounts of the Borrower, provided that the Bank may adjust such percentages annually at its discretion based upon the results of its most recently concluded field examination of the Borrower.

                  "ELIGIBLE ACCOUNTS" means the net amount of Accounts owned by Borrower, outstanding after eliminating (a) any Account as to which Borrower has not completed its obligations in respect thereof including performance of the services and/or shipment and delivery of the Goods involved (including Accounts arising under "memo," "coupon plan," bill and hold", "sale on approval", "sale or return" and similar arrangements), (b) such Accounts as are more than ninety (90) days past invoice date or, if later (but not more than one hundred fifty (150) days past invoice due date), sixty (60) or more days past due under the original terms of sale, (c) Accounts arising under dating terms permitting payment beyond thirty (30) days from invoice due date, (d) all Accounts of any Account debtor more than fifty percent (50%) of whose total Accounts are aged more than seventy (70) days from date of invoice, and deducting from the aggregate face amount of the remaining
         Accounts: (i) any reserves established by Borrower for returns and allowances, (ii) all payments, adjustments, deductions, discounts and credits applicable thereto, (iii) all Accounts as to which the account debtor is a supplier, employee, shareholder, officer, parent, subsidiary or other affiliate of Borrower, (iv) Accounts owed by the Federal Government or any agency or instrumentality thereof (unless the requirements of the Federal Assignment of Claims Act or other applicable federal law prohibiting or restricting the assignment of the receivable have been complied with to the satisfaction of the Bank),
         (v) all Accounts owed by account debtors not located within the United States (unless supported by a letter of credit deemed adequate and accepted by Bank), (vi) all Accounts subject to any lien or security interest in favor of any Person other than the Bank, (vii) all Accounts which are disputed or are subject to any offset, counterclaim or defense of the account debtor or with respect to which there is any agreement under which the goods may be returned (but Borrower's policies regarding acceptance of returns of merchandise from consumer customers shall not constitute such an agreement), (viii) all Accounts arising other than in the ordinary course of business, or which are evidenced by a promissory note, or which are not subject to a perfected first security interest in favor of the Bank, and (ix) all amounts due thereon determined by the Bank in its reasonable discretion to be difficult to collect or uncollectible by reason of return, rejection, repossession, loss or damage of or to the merchandise giving rise thereto, a merchandise or other dispute, insolvency of a customer or any other reason, all as determined by the Bank in its reasonable discretion in a manner consistent with commercial lending practices. Changes in the criteria for Eligible Accounts may be modified annually by the Bank at its discretion based on the results of its most recently concluded annual field examination.

         (n) SCHEDULE 1 DEFINITIONS. The definition of the term "FIXED CHARGE COVERAGE RATIO" shall be deleted in its entirety and replaced with the following:

                  ""FIXED CHARGE COVERAGE RATIO" means net income plus taxes, interest expense, depreciation, amortization, principal repayments on loans due from Filtran and other subsidiaries less cash taxes, dividends, and unfunded capital expenditures divided by interest expense and principal payments on long-term debt."

         (o) A new EXHIBIT A is to be attached to the Loan Agreement to read in its entirety as follows in the Exhibit A attached to this Agreement and made a part hereof.


         3. AMENDMENTS TO NOTE. The parties hereto agree that the INTRODUCTORY PARAGRAPH of the Note is hereby deleted in its entirety and replaced with the following:

                  "FOR VALUE RECEIVED, MERRIMAC INDUSTRIES, INC., a Delaware corporation (the "BORROWER"), promises to pay to the order of FLEET NATIONAL BANK (f/k/a Summit Bank) (the "BANK"), in lawful money of the United States of America and in immediately available funds, the principal sum of the lesser of ONE MILLION DOLLARS ($1,000,000.00) or the aggregate unpaid principal amount outstanding as of January 31, 2004 (the "LOAN MATURITY DATE"), whichever is less, together with interest accruing on the outstanding principal balance from the date hereof, as provided below."

          4.WAIVER OF EVENT OF DEFAULT. The Borrower acknowledges that it failed to comply with Section 6.15 of the Loan Agreement by failing to maintain Borrower's Tangible Net Worth at the required level, as of December 28, 2002, and that such failure constitutes an Event of Default under the Loan Agreement. The Bank hereby grants a waiver of the aforesaid Event of Default. Except as otherwise expressly provided in this Agreement, this waiver shall not constitute
(a) a modification or an alteration of any of the terms, conditions or covenants of any of the Loan Documents, or (b) a waiver, release or limitation upon the Bank's exercise of any of its rights and remedies thereunder, all of which are hereby expressly reserved. This waiver shall not relieve or release the Borrower in any way from any of duties, obligations, covenants or agreements under this Agreement or Loan Documents (as amended hereby) or from the consequences of any Event of Default thereunder, except as expressly set forth herein. This waiver shall not obligate the Bank, or be construed to require the Bank, to waive any other Event(s) of Default or defaults, whether now existing or which may occur after the effective date of this Agreement.

         5. REPRESENTATIONS AND WARRANTIES. To induce the Bank to enter into this Agreement, the Borrower represents and warrants that:

         (a) the execution and delivery by the Borrower of this Agreement and the performance by the Borrower of the Loan Documents as amended hereby and the transactions contemplated hereby and thereby: (i) are within the Borrower's power and authority; (ii) have been authorized by all necessary action; (iii) do not require the consent or approval of any governmental authority or any other party; (iv) will not contravene any provision of the articles of incorporation or by-laws, partnership agreement, declaration of trust, or similar organization documentation of the Borrower, or any federal or state law, rule or regulation applicable to the Borrower (including, without limitation, any securities laws); and (v) will not constitute a default under any other agreement, order or undertaking binding on the Borrower;

         (b) this Agreement has been duly executed and delivered by the Borrower, and all of the terms and provisions hereof and of the Loan Documents as amended hereby constitute the legal, valid, binding and enforceable obligations of the Borrower, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally;

         (c) all the representations and warranties contained in the Loan Documents, after giving effect to the amendments, modifications and waiver contemplated hereby are true and correct on and as of the date hereof as though made on and as of the date hereof; and

         (d) as of the date hereof, the Borrower has no defenses, counterclaims, offsets or other claims against the Bank or any of its officers, employees, agents, attorneys, predecessors, affiliates, or other representatives of any nature, relating to the Loan Arrangement.

         6. CONDITIONS TO EFFECTIVENESS. The effectiveness of this Agreement is subject to the conditions precedent that:

         (a) the Bank shall have received, in form and substance satisfactory to it, an executed copy of this Agreement;

         (b) the Bank shall have received certified copies of all documents relating to the Borrower as the Bank may reasonably request, including, without limitation, the resolution of the Borrower identifying the persons authorized to execute, deliver and take all other actions required under or in furtherance of this Agreement, and the Loan Documents, as amended hereby, and providing specimen signatures of such persons;

         (c) no default or breach under any of the Loan Documents after giving effect to the amendments and waiver contemplated hereby, and no event which the passage of time or giving of notice or both would constitute such a default or breach, exists on the date hereof;

         (d) the Bank shall have received the sum of One Hundred Thousand Dollars ($100,000.00) as payment for all costs and expenses incurred by the Bank (excluding the Counsel Fee) relating to and arising from the events giving rise to the execution of this Agreement;

         (e) the Borrower shall have paid to Bank's counsel all reasonable costs and fees (the "Counsel Fee") incurred in connection with the preparation, execution and delivery of this Agreement and other documents related thereto; and

         (f) Borrower shall have provided to the Bank true and accurate copies of any and all written contracts or agreements (or, in lieu thereof, summaries or abstracts of such agreements) relating to those certain sales reported to the Bank regarding Multi-Mix(R) Microtechnology product.

         7. ADDITIONAL COVENANTS. Borrower hereby covenants and agrees as follows:

         (a) Borrower shall cause to be delivered to Bank a management letter given in connection with Borrower's year-end financial statements for fiscal year 2002 from the accounting firm of Ernst and Young in connection with the accounts, books or any audit of Borrower, which shall be delivered no later than May 31, 2003; and

         (b) The Borrower shall permit the Bank to retain, at Borrower's sole cost and expense, a consultant (the "Consultant") to review the Borrower's current business plan and/or business operations. The scope and extent of such review shall be determined by the Bank in its sole discretion. Borrower shall provide the Consultant with full access to Borrower's business premises and to all books, records, and documents required by Consultant to render a report satisfactory to Bank. Borrower shall also fully cooperate with any and all requests for information or documentation made by the Consultant and shall not delay, hinder or obstruct in any way whatsoever the rendering or preparation of the Consultant's report. The Borrower agrees to pay to the Bank on demand the Consultant's fees and to pay all reasonable out-of-pocket expenses paid or incurred by the Bank in connection with such consulting services.

         The failure of Borrower to comply with any of the above covenants shall constitute an Event of Default under the Loan Agreement.

         8. NO WAIVER, DISCHARGE OR RELEASE. Except and to the extent expressly set forth in Section 4 of this Agreement, this Agreement does not constitute a discharge, release or waiver of any of the Borrower's or any guarantor's obligations or liabilities under the Loan Documents, or any other agreements to which the Bank and the Borrower and any guarantor are parties, all of which remain in full force and effect.

         9. RATIFICATION; CONFLICT. As amended hereby, all of the terms, covenants and conditions of the Loan Documents as heretofore in effect shall remain in full force and effect after the date hereof, are hereby ratified and confirmed in all respects, and are hereby incorporated herein by reference as though set forth fully herein. Should a conflict arise between the terms of any of the Loan Documents and this Agreement, this Agreement shall control.

         10. COUNTERPARTS. This Agreement may be executed in one or more counterparts and all of such counterparts taken together shall constitute one and the same instrument.

         11. GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with, and governed by, the laws of the State of New Jersey.

         12. BINDING UPON SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective administrators, successors and assigns. This Agreement may only be amended in writing.

         13. ENTIRE AGREEMENT. The Loan Documents, as amended, are intended by the parties as the final, complete and exclusive statement of the transactions evidenced thereby. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by the Loan Documents, as amended hereby, and no party is relying on any promise, agreement or understanding not set forth in the Loan Documents. The Loan Documents may not be amended or modified except by a written instrument describing such amendment or modification executed by the Borrower and the Bank.




                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties have caused this Revolving Loan Modification Agreement to be duly executed as of the day and year first above written.



ATTEST:                                 MERRIMAC INDUSTRIES, INC.



/s/ Robert V. Condon                    By: /s/ Mason N. Carter
-------------------------                   -------------------
                                            Name:  Mason N. Carter
                                            Title: Chairman and Chief Executive
                                                   Officer
Dated:  April 17, 2003

WITNESS:                                FLEET NATIONAL BANK


/s/ Mae Wong                            By: /s/ Richard Mady
-------------------------                   -----------------
                                            Name:  Richard Mady
                                            Title: Senior Vice President
Dated: April 17, 2003

                                    EXHIBIT A

                                    EXHIBIT A


                            MERRIMAC INDUSTRIES, INC.
                           BORROWING BASE CERTIFICATE
                           AS OF ______________, 200_

To:      Fleet National Bank

         Pursuant to that certain Third Amended and Restated Revolving Credit Loan Agreement (the "Loan Agreement"), Merrimac Industries, Inc. hereby certifies the following Borrowing Base calculations:

A.      ACCOUNTS RECEIVABLE                                                                 $__________
        LESS:    (i)    Accounts (greater than) 90 days past invoice date  $__________
                 (ii)   Foreign Accounts
                 (iii)  Memo, Coupon and other ineligible                  $__________
                        accounts (as enumerated in the
                        definition of "Eligible Accounts" as set
                        forth in the Loan Agreement)
        Total Ineligible Accounts
                                                                           $__________      $__________
        ELIGIBLE ACCOUNTS RECEIVABLE                                                        $__________

B.      ELIGIBLE A/R x 70%                                                                                 $__________

C.      LESSER OF $1,000,000 or B                                                                          $__________

D.      TOTAL REVOLVING LOANS OUTSTANDING                                                                  $__________

E.      AVAILABILITY UNDER LINE (C - D)                                                                    $__________


                                                 Certified by:

___________________, 200__                       ------------------------------
Date                                                                      , CEO


                                                 ------------------------------
                                                                           ,CFO